Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on October 13, 2014 (or sooner) by and between RF Industries, Ltd., a Nevada corporation (the “Corporation”), and Johnny Walker (hereinafter called "Executive").

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ Executive as the Corporation’s President under the terms of this new Agreement, and Executive is willing to accept such employment on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment by Corporation. The Corporation hereby agrees to employ Executive as the Corporation’s full-time President. As President, Executive will report to the Chief Executive Officer, and shall have such duties consistent with that of a President that may from time to time be designated or assigned to Executive pursuant to the directives of the Chief Executive Officer or the Board of Directors.

2. Executive’s Acceptance of Employment. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder: he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and companies under its control (its “Affiliates”), he will perform the duties assigned to him pursuant to Section 1 hereof, subject, at all times, to the direction and control of the Board of Directors, and he will do such reasonable traveling as may be required of him in the performance thereof.

Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the period of his employment by the Corporation, Executive agrees to be bound by the Corporation’s Code of Ethics and any amendments adopted thereto, copies of which Executive hereby acknowledges he has received and read, and Executive agrees that he shall not, without the prior written approval of the Board of Directors, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation and its Affiliates.

3. Term. Executive shall be employed for a term ending on December 31, 2015 (the “Term”), unless his employment is terminated prior thereto pursuant to the provisions hereof. This Agreement shall automatically expire on December 31, 2015 and shall not be extended or renewed except in a writing signed by an authorized officer of the Corporation. Executive hereby acknowledges and agrees that his employment by the Corporation, if any, beyond the expiration date of this Agreement shall be terminable by either party at will and shall not, under any circumstances, be deemed to expressly or impliedly renew the terms of this Agreement.

4. Compensation/Bonus/Options/Benefits.

4.1 The Corporation will pay to Executive as compensation for his services hereunder a salary (the “Base Salary”) of $250,000 per annum, or such greater amount as the Board of Directors of the Corporation shall from time to time determine and confirm in writing. Any increase shall become effective for future salary payments and shall not be retroactive. Such salary is to be payable in equal installments in accordance with the Corporation’s normal payroll policy.

Initial _____

4.2 Commencing with the fiscal year ending October 31, 2015, and for each fiscal year thereafter while this Agreement is in effect, Executive shall participate in an annual bonus plan of the Corporation pursuant to which Executive’s target bonus opportunity shall be fifty percent (50%) of Executive’s Base Salary (the “Target Bonus”). The actual bonus paid may be higher or lower than the Target Bonus for over-or under-achievement of Corporation and individual objectives as determined by the Board of Directors or Compensation Committee of the Board. The Target Bonus will be subject to annual adjustment by the Board or the Compensation Committee of the Board, in its sole discretion; provided, however, that the percentage of Executive’s Target Bonus may not be decreased without Executive’s consent. Any bonus earned by Executive for any fiscal year shall be paid to him as soon as reasonably practicable after the end of the year for which it is earned, but in no event later than 90 days following the end of the fiscal year for which it is earned. Executive shall not be entitled to any bonus payment for the fiscal year ending October 31, 2014.

4.3 On the effective date of this Agreement, the Corporation shall grant Executive a stock option to purchase one hundred thousand (100,000) shares of the Corporation’s common stock at an exercise price equal to the closing price of such stock on the date of grant (the “Option”). The shares underlying the Option shall vest as follows: (i) 10,000 shares shall be vested as of the effective date of this Agreement, and (ii) 10,000 shares shall vest on each of the next nine anniversaries of the effective date of this Agreement, provided that the Executive is still employed with the Corporation on each such date. To the extent legally permitted, the Option shall be an incentive stock option. The Option shall have a term of ten (10) years.

4.4 Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any pension, retirement, disability, insurance, medical service, or other employee benefit plan which is generally available to all employees of the Corporation and which may be in effect from time to time during the period of his employment hereunder.  The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan. In addition to the employee benefits otherwise available to the Corporation’s employees, during the Term, Executive shall continue to be entitled to the life insurance policy and disability insurance policy, if any, that the Corporation maintained for Executive prior to the execution of this Agreement.

5. Business Expenses. The Corporation shall reimburse Executive for all authorized expenses reasonably incurred by him in accordance with the Corporation’s travel and entertainment policy and procedures and any amendment thereof that the Corporation may adopt during his employment.

6. Vacation. Executive shall be entitled to paid vacation of two (2) weeks per year (pro-rated for employment periods of less than one year), or such greater amount of vacation as is approved in writing by the Board of Directors. Any such vacations are to be taken at times mutually agreeable to Executive and the Board of Directors. Vacation time may be accumulated from year to year, provided that the maximum amount of vacation that may be accumulated at any time shall not exceed 6 weeks.

7. Termination.

7.1 In addition to all other rights and remedies which the parties may have under applicable law, the Corporation may terminate this Agreement and the services of Executive effective upon the occurrence of any of the following events: (i) a material failure by Executive to perform his obligations under this Agreement; (ii) the death of Executive or his disability for a period of three (3) consecutive months; (iii) Executive fails to follow the Corporation’s Code of Ethics, and any amendments thereof that the Corporation may adopt, during his employment; or (iv) in the event that Executive shall act, whether with respect to his employment or otherwise, in a manner which is in violation of the criminal laws of the United States or any State or subdivision thereof (excluding minor violations). For purposes of this Agreement, a termination by the Corporation based on any of the foregoing events is a termination for “cause”. In the event that the Corporation terminates Executive’s employment under this Agreement during the Term for any reason other than for “cause,” the Corporation shall, concurrently with such termination, pay Executive an amount equal to the salary that would have been paid to Executive during the balance of the Term. If the Corporation terminates Executive’s employment with cause, or the Executive voluntarily terminates his employment, then the Corporation shall have no further obligations to Executive under this Agreement after the date of termination.

Initial _____

7.2 If Executive terminates his employment under this Agreement for Good Reason, Executive shall be entitled to severance compensation in the form of continuation of Base Salary during the balance of the Term and, if the Corporation is then providing medical and dental insurance, the Corporation will continue to cover the cost of such medical and dental insurance for the balance of the Term. As a condition to Executive’s right to receive continuation of salary and other benefits pursuant to this Section 7.2:

7.2.1 If requested by the Corporation, Executive must execute and deliver to the Corporation a Release; and

7.2.2 Executive must not breach any of his covenants and agreements under Sections 8, 9 and 10 of this Agreement, which continue following termination of his employment.

7.3 Executive shall receive the Change of Control Payment if, within six (6) months after a Change of Control, (i) Executive terminates this Agreement for Good Reason, or (ii) Executive’s employment under this Agreement is terminated by the Corporation other than for cause.

8. Non-Competition. In consideration of the Corporation’s entering into this Agreement:

8.1 Executive agrees that during the effectiveness of this Agreement he will not directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in any business in which the Corporation or any of its Affiliates is currently engaged or is engaged at the termination of this Agreement.  Nothing herein contained shall be deemed to prohibit Executive from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings therein represent less than five percent (5%) of the total number of shares or principal amount of other securities of such company outstanding.

8.2 Executive agrees that Executive will not, during the term hereof or prior to the expiration of two (2) years following the termination of the Executive’s employment for any reason, without the written consent of the Corporation, directly or indirectly, by action alone or in concert with others, induce or influence, or seek to induce or influence any person who is engaged by the Corporation or any of its Affiliates as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Executive, directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation.

Initial _____

9. Confidentiality Agreement.

9.1 As used herein, the term "Confidential Information" shall mean any and all information of the Corporation and of its Affiliates (for purposes of Sections 9, 10 and 11 of this Agreement, the Corporation’s Affiliates shall be deemed included within the meaning of "Corporation"), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Corporation’s finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation’s products and services; (iii) the terms, conditions and current status of the Corporation’s agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation’s actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, shareholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (vii) any other non-public information and knowledge with respect to the Corporation’s products, whether developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Executive’s employment have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

9.2 Executive acknowledges and agrees that the Corporation is engaged in a highly competitive business and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Executive:

(i) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

(ii) Executive shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity; and

(iii) unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive’s employment by the Corporation.

Initial _____

9.3 Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to the Executive solely to assist him in performing his services under this Agreement. Executive further agrees that after his employment with the Corporation is terminated for any reason:

(i) Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries or other record of any type of Confidential Information; and

(ii) Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

10. Invention Disclosure. Executive agrees to disclose to the Corporation promptly and fully all ideas, inventions, discoveries, developments or improvements ("Inventions") that may be made, conceived, created or developed by him (whether such Inventions are developed solely by him or jointly with others) during his employment by the Corporation which either (i) in any way is connected with or related to the actual or contemplated business, work, research or undertakings of the Corporation or (ii) results from or is suggested by any task, project or work that he may do for, in connection with, or on behalf of the Corporation. Executive agrees that such Inventions shall become the sole and exclusive property of the Corporation and Executive hereby assigns to the Corporation all of his rights to any such Inventions. With respect to Inventions, Executive shall during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation’s right therein and thereto. If any such assistance is required following the termination of Executive’s employment with the Corporation, the Corporation shall reimburse Executive for his lost wages or salary and the reasonable expenses incurred by him in rendering such assistance. Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an Invention or Intellectual Material for which no equipment, supplies, facilities, or trade secret information of the Corporation was used and which was developed entirely on the Executive’s own time, unless the Invention or Intellectual Material relates: (i) to the business of the Corporation, (ii) to the Corporation’s actual or demonstrably anticipated research or development, or (iii) the Invention or Intellectual Material results from any work performed by Executive for the Corporation.

11. Remedies. Executive acknowledges and agrees that the business of the Corporation is highly competitive and that the provisions of Sections 8, 9 and 10 are reasonable and necessary for the protection of the Corporation and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation against Executive for any actual or threatened violation of any of said covenants and if the Corporation prevails in such litigation, then, Executive shall be liable to the Corporation for, and shall pay to the Corporation, all costs and expenses of any kind, including reasonable attorneys' fees, which the Corporation may incur in connection with such proceedings.

Initial _____

12. Definitions. Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section 12, certain other capitalized terms being defined elsewhere in this Agreement:

"Change in Control" means the occurrence of any of the following during the Term:

(i) Any "Person" or "Group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder) is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation, or of any entity resulting from a merger or consolidation involving the Corporation, representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Corporation or such entity.

(ii) The consummation of (x) a merger, consolidation or reorganization to which the Corporation is a party, whether or not the Corporation is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Corporation, in one transaction or a series of related transactions, to any Person, where any such transaction or series of related transactions referred to in clause (x) or clause (y) above in this subparagraph (ii) (a "Transaction") does not otherwise result in a "Change in Control" pursuant to subparagraph (i) of this definition of "Change in Control"; provided, however, that no such Transaction shall constitute a "Change in Control" under this subparagraph (ii) if the Persons who were the stockholders of the Corporation immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (ii) or the Person to whom the assets of the Corporation are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (ii), in substantially the same proportions in which such Beneficial Owners held voting stock in the Corporation immediately before such Transaction or series of related transactions.

“Change of Control Payment” means a cash payment in an amount equal to 12 month’s salary (based on Executive’s Base Salary at the time of such termination), plus payment for all accrued and unused vacation time.

"Good Reason" means the occurrence without Executive’s express written consent, before or after the occurrence of a Change in Control, of any of the following:

(i) The Corporation reduces Executive’s Base Salary.

(ii) The Corporation requires Executive to change the location of Executive’s work office by more than 30 miles from the location of the Corporation’s current principal office in San Diego, California.

(iii) The Corporation reduces Executive’s responsibilities or directs Executive to report to a person of lower rank or responsibilities.

Initial _____

“Release” means a written release, in a form and substance satisfactory to the Corporation, of any and all claims against the Corporation and all directors and officers of the Corporation with respect to all matters arising out of Executive’s employment by the Corporation, or the termination thereof, except for: (a) claims for entitlements under the terms of this Agreement or plans or programs of the Corporation in which Executive has accrued a benefit, and (b) claims for indemnification under the articles of incorporation or bylaws of the Corporation, under any indemnification agreement between the Corporation and Executive, or under applicable law.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto.

14. Notices. Any notice, required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

if to the Corporation at:

RF Industries, Ltd.

7610 Miramar Road, Building 6000

San Diego, CA 92126

Attention: Chief Financial Officer

and, if to Executive:

Johnny Walker

2217 Ravinia Drive,

Arlington, Texas 76012

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given as provided herein. The date of the giving of any notice hereunder shall be the date delivered or if sent by mail, shall be the date of the posting of the mail.

15. Non-Assignability. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive.  This Agreement shall be binding upon Executive and inure to the benefit of his heirs, executors and administrators and be binding upon the Corporation and inure to the benefit of its successors and assigns.

16. Choice of Law And Forum. This Agreement shall be governed, interpreted and construed under the laws of the State of California without regard to its conflict of law principles. The parties agree that any dispute or litigation arising in whole or in part hereunder shall, at the option of the Corporation, be litigated in any state or Federal court of competent subject matter jurisdiction sitting in San Diego County, California, to the jurisdiction of which and venue in which Executive irrevocably consents.

17. Waiver. No course of dealing nor any delay on the part of any party in exercising any rights hereunder shall operate as a waiver of any such rights.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

Initial _____

18. Severability. If any provision of this Agreement, including any paragraph, sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of such paragraph, sentence, clause or part thereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

19. Survival at Termination. The termination of Executive’s employment hereunder shall not affect his obligations to the Corporation hereunder which by the nature thereof are intended to survive any such termination including, without limitation, Executive’s obligations under Sections 8, 9 and 10.

Initial _____

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above set forth.

RF INDUSTRIES, LTD.		EXECUTIVE:

By:	/s/ Howard Hill	/s/ Johnny Walker
	Howard Hill	Johnny Walker
Its:	President/CEO

Initial _____

-9-